EXHIBIT 3.1.2                SECOND AMENDMENT
                                    TO
                         SECOND RESTATED AND AMENDED
                       AGREEMENT OF LIMITED PARTNERSHIP
                                    OF
                     LIBERTY PROPERTY LIMITED PARTNERSHIP


This Second Amendment to the Second Restated and Amended Agreement of Limited Partnership (this "Amendment") dated as of April 18, 2000, is entered into by LIBERTY PROPERTY TRUST, a Maryland real estate investment trust, as general partner (the "General Partner") of LIBERTY PROPERTY LIMITED PARTNERSHIP (the "Partnership"), for itself and on behalf of the limited partners of the Partnership, and MONTEBELLO REALTY CORP. ("Montebello").

Whereas, Section 4.2(a) of the Second Restated and Amended Agreement of Limited Partnership of the Partnership, as amended by that certain First Amendment to the Second Restated and Amended Agreement of Limited Partnership, dated as of July 28, 1999 (collectively, as amended, the "Partnership Agreement") authorizes the General Partner to cause the Partnership to issue additional Partnership Units in one or more classes or series, with such designations, preferences and relative, participating, optional or other special rights, powers and duties as shall be determined by the General Partner, subject to the provisions of such section; and

Whereas, pursuant to the authority granted to the General Partner pursuant to Sections 4.2(a) and 14.1(b) of the Partnership Agreement, the General Partner desires to amend the Partnership Agreement (i) to establish a new class of Partnership Units, the Series C Preferred Units (as hereinafter defined), and to set forth the designations, rights, powers, preferences and duties of such Series C Preferred Units, (ii) to issue the Series C Preferred Units to Montebello and admit Montebello as an Additional Limited Partner and (iii) to make certain other changes to the Partnership Agreement.

Now, therefore, in consideration of good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the General Partner hereby amends the Partnership Agreement as follows:

     Section 1. DEFINITIONS. For purposes of this Amendment, the term "Parity Preferred Units" shall be used to refer to any class or series of Partnership Interests of the Partnership now or hereafter authorized, issued or outstanding expressly designated by the Partnership to rank on a parity with Series C Preferred Units with respect to distributions and rights upon voluntary or involuntary liquidation, winding-up or dissolution of the Partnership including, without limitation, the "8.80% Series A Cumulative Redeemable Preferred Partnership Interests" and the "9.25% Series B Cumulative Redeemable Preferred Partnership Interests". The term "Priority Return" shall mean, an amount equal to 9.125% per annum, as the same may be adjusted pursuant to Section 3(a) below, determined on the basis of a 360 day year of twelve 30 day months (and for any period shorter than a full quarterly period for which distributions are computed, the amount of the distribution payable will be computed based on the ratio of the actual number of days elapsed in such period to ninety (90) days), cumulative to the extent not distributed for any given distribution period pursuant to Section 6.2 of the Partnership Agreement, of the stated value of $ 25 per Series C Preferred Unit, commencing on the date of issuance of such Series C Preferred Unit. The term "Subsidiary" shall mean with respect to any person, any corporation, partnership, limited liability company, joint venture or other entity of which a majority of (i) voting power of the voting equity securities or (ii) the outstanding equity interests, is owned, directly or indirectly, by such person. The term "PTP" shall mean a "publicly traded partnership" within the meaning of Section 7704 of the Code. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Partnership Agreement.

     Section 2.  DESIGNATION AND NUMBER.  A series of Partnership
Interests in the Partnership designated as the "9.125% Series C
Cumulative Redeemable Preferred Partnership Interests" (the "Series C Preferred Units") is hereby established. The maximum number of Series C Preferred Units shall be 800,000.

     Section 3.

     (a) PAYMENT OF DISTRIBUTIONS. Subject to the rights of holders of Parity Preferred Units and holders of Partnership Interests ranking senior to the Series C Preferred Units as to payment of distributions, pursuant to Section 6.2 of the Partnership Agreement, holders of Series C Preferred Units will be entitled to receive, when, as and if declared by the Partnership acting through the General Partner, out of Net Operating Cash Flow, cumulative preferential cash distributions at the rate per annum of 9.125% of the original Capital Contribution per Series C Preferred Unit (the "Issuance Rate"). All distributions shall be cumulative, shall accrue from the original date of issuance and will be payable (i) quarterly in arrears, on or before March 31, June 30, September 30 and December 31 of each year commencing on June 30, 2000 for the quarterly period then ended, and, (ii), in the event of (A) an exchange of Series C Preferred Units into Series C Preferred Shares, or
(B) a redemption of Series C Preferred Units, on the exchange date or redemption date, as applicable (each a "Preferred Unit Distribution Payment Date"). The amount of the distribution payable for any period will be computed on the basis of a 360-day year of twelve 30-day months and for any period shorter than a full quarterly period for which distributions are computed, the amount of the distribution payable will be computed based on the ratio of the actual number of days elapsed in such period to ninety (90) days. If any date on which distributions are to be made on the Series C Preferred Units is not a Business Day (as defined herein), then payment of the distribution to be made on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay) except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date. Distributions on the Series C Preferred Units will be made to the holders of record of the Series C Preferred Units on the relevant record dates to be fixed by the Partnership acting through the General Partner, which record dates shall in no event exceed fifteen
(15) Business Days prior to the relevant Preferred Unit Distribution Payment Date (the "Preferred Unit Partnership Record Date").

     (b) DISTRIBUTIONS CUMULATIVE. Distributions on the Series C Preferred Units will accrue whether or not the terms and provisions of any agreement of the Partnership, including any agreement relating to its indebtedness at any time prohibit the declaration, setting aside for payment or current payment of distributions, whether or not the Partnership has earnings, whether or not there are funds legally available for the payment of such of such distributions and whether or not such distributions are authorized. Accrued but unpaid distributions on the Series C Preferred Units will accumulate as of the Preferred Unit Distribution Payment Date on which they first become payable. Distributions on account of arrears for any past distribution periods may be declared and paid at any time, without reference to a regular Preferred Unit Distribution Payment Date to holders of record of the Series C Preferred Units on the record date fixed by the Partnership acting through the General Partner, which date shall not exceed fifteen (15) Business Days prior to the payment date. Accumulated and unpaid distributions will not bear interest.

     (c)  PRIORITY AS TO DISTRIBUTIONS.

          (i) So long as any Series C Preferred Units are outstanding, no distribution of cash or other property shall be authorized, declared, paid or set apart for payment on or with respect to any class or series of Partnership Interest of the Partnership ranking junior as to the payment of distributions or rights upon a voluntary or involuntary liquidation, dissolution or winding-up of the Partnership to the Series C Preferred Units (collectively, "Junior Units"), nor shall any cash or other property be set aside for or applied to the purchase, redemption or other acquisition for consideration of any Series C Preferred Units, any Parity Preferred Units or any Junior Units, unless, in each case, all distributions accumulated on all Series C Preferred Units and all classes and series of outstanding Parity Preferred Units have been paid in full or a sum sufficient for such full payment has been irrevocably deposited in trust for immediate payment. The foregoing sentence will not prohibit (a) distributions payable solely in Junior Units, (b) the conversion of Junior Units or Parity Preferred Units into Partnership Interests of the Partnership ranking junior to the Series C Preferred Units as to distributions and rights upon the voluntary or involuntary liquidation, dissolution or winding up of the Partnership, (c) the redemption of Partnership Interests corresponding to any Series C Preferred Shares, Parity Preferred Shares with respect to distributions or Junior Shares to be purchased by the General Partner pursuant to Article VII of the Amended and Restated Declaration of Trust of the General Partner (as amended and modified through the date hereof, the "Charter") to preserve the General Partner's status as a real estate investment trust, provided that such redemption shall be upon the same terms as the corresponding purchase pursuant to Article VII of the Charter or (d) the foreclosure by the Partnership on the Partnership Interests constituting the Indemnity Collateral and/or the Special Indemnity Collateral (as defined in Section 13.3 of the Partnership Agreement).

          (ii) So long as distributions have not been paid in full (or a sum sufficient for such full payment is not irrevocably deposited in trust for immediate payment) upon the Series C Preferred Units, all distributions authorized and declared on the Series C Preferred Units and all classes or series of outstanding Parity Preferred Units shall be authorized and declared so that the amount of distributions authorized and declared per Series C Preferred Unit and such other classes or series of Parity Preferred Units shall in all cases bear to each other the same ratio that accrued distributions per Series C Preferred Unit and such other classes or series of Parity Preferred Units (which shall not include any accumulation in respect of unpaid distributions for prior distribution periods if such class or series of Parity Preferred Units do not have cumulative distribution rights) bear to each other. No interest or any sum of money in lieu of interest shall be payable in respect of any distribution, payment or payments on Series C Preferred Units which may be in arrears.

     (d) NO FURTHER RIGHTS. Holders of Series C Preferred Units shall not be entitled to any distributions, whether payable in cash, other property or otherwise, in excess of the full cumulative distributions described herein.

     Section 4.  ALLOCATIONS.  Section 1 of Exhibit C to the
Partnership Agreement is hereby deleted and replaced by the following:

     (a) NET INCOME. Except as otherwise provided herein, Net Income for any fiscal year or other applicable period shall be allocated in the following order and priority:

          (i) first, to the General Partner to the extent of Net Loss previously allocated to the General Partner pursuant to Section 1(b)(iii) below for all prior fiscal years or other applicable periods exceed Net Income previously allocated to the General Partner pursuant to this Section 1(a)(i) for all prior fiscal years or other applicable periods,

          (ii) second, to Partners holding any Partnership Interests that are entitled to any preference in distribution to the extent that Net Loss previously allocated to such holders pursuant to Section 1(b)(ii) below for all prior fiscal years or other applicable periods exceeds Net Income previously allocated to such Partners pursuant to this Section 1(a)(ii) for all prior fiscal years or other applicable periods,

          (iii) third, to Partners holding Partnership Interests of a class not entitled to preference in distribution to the extent that Net Loss previously allocated to such holders pursuant to Section 1(b)(i) below for all prior fiscal years or other applicable periods exceeds Net Income previously allocated to such holders pursuant to this
Section 1(a)(iii) for all prior fiscal years or other applicable periods,

          (iv) fourth, to Partners holding any Partnership Interests that are entitled to any preference in distribution in accordance with the rights of any such class of Partnership Interests until each such Partnership Interest has been allocated, Net Income equal to the excess of (x) the cumulative amount of preferred distributions such Partners are entitled to receive to the last day of the current fiscal year or other applicable period or to the date of redemption, to the extent such Partnership Interests are redeemed during such period, over (y) the cumulative Net Income allocated to such Partners, pursuant to this
Section 1(a)(iv) for all prior fiscal years or other applicable periods (and, within each such class, pro rata in proportion to the respective share of such Partnership Interests each Partner holds as of the last day of the period for which such allocation is being made), and

          (v) fifth, with respect to Partnership Interests that are not entitled to any preference in the allocation of Net Income, pro rata to each such class in accordance with the terms of such class (and, within each such class, pro rata in proportion to each Partner's respective share of such Partnership Interests as of the last day of the period for which such allocation is being made).

     B. NET LOSS. Except as otherwise provided herein, Net Loss for any fiscal year or other applicable period shall be allocated in the following order and priority:

          (i) first, with respect to classes of Partnership Interests that are not entitled to any preference in distribution (including the General Partner Interest), pro rata to each such class in accordance with the terms of such class (and, within such class, pro rata in proportion to each Partner's respective share of such Partnership Interests as of the last day of the period for which such allocation is being made) until the Adjusted Capital Account (ignoring for this purpose any amounts a Partner is obligated to contribute to the capital of the Partnership or is deemed obligated to contribute pursuant to Regulations Section 1.704-1(b)(2)(ii)(c)(2)) of each Partner with respect to such Partnership Interests is reduced to zero,

          (ii) second, to the Partners holding any Partnership Interests that are entitled to any preference in distribution in accordance with the rights of any such class of Partnership Interests (and, if there is more than one class of such Partnership Interests, then in the reverse order of their preference in distribution), until the Adjusted Capital Account (modified in the same manner as in clause
(i)) of each such Partner with respect to such Partnership Interests is reduced to zero, and

          (iii)  third, to the General Partner.

     To the extent permitted under Section 704 of the Code, solely for purposes of allocating Net Income or Net Loss in any taxable year (or a portion thereof) to Partners holding Series B Preferred Units or Series C Preferred Units pursuant to Section 1 hereof, items of Net Income or Net Loss, as the case may be, shall not include Depreciation with respect to properties that are "ceiling limited" in respect of holders of Series B Preferred Units or Series C Preferred Units. For purposes of the preceding sentence, Partnership property shall be considered "ceiling limited" in respect of a holder of Series B Preferred Units or Series C Preferred Units if Depreciation attributable to such Partnership property which would otherwise be allocable to such Partner, without regard to this paragraph, exceeds depreciation determined for federal income tax purposes attributable to such Partnership property which would otherwise be allocable to such holder by more than 5%. Notwithstanding the foregoing sentences in this paragraph, in applying this paragraph, the General Partner may, in its discretion for administrative ease and convenience, calculate Net Income or Net Loss in any taxable year (or a portion thereof) allocable to the Partners holding Series B Preferred Units or Series C Preferred Units by excluding Depreciation with respect to all properties of the Partnership.

     It is the intention of the parties hereunder that the aggregate Capital Account balance of the holders of Series B Preferred Units or Series C Preferred Units at any date shall not exceed the amount of the original Capital Contribution of such holder plus the cumulative Priority Return, whether or not declared, to the extent not previously distributed.

     Section 5.  CEILING ON PARTICIPATION.

     (a) Notwithstanding any other provision of the Partnership Agreement, if the holder of the Series C Preferred Units is an entity other than a corporation, such holder shall not be allocated or otherwise entitled to more than 19.9% of the total Net Income allocated to the Capital Accounts of the Partners in accordance with Section 704(b) of the Internal Revenue Code for any taxable year (or any portion thereof in which the relative interests of the Partners have varied from their relative interests for an immediately preceding and/or immediately succeeding portion thereof). If, by application of this paragraph, such holder is allocated less Net Income for any period than the amount to which it would otherwise be entitled, then (1) Net Income equal to such shortfall shall instead be allocated to the General Partner and (2) Net Income equal to such shortfall shall be allocated to such holder, as applicable, in lieu of the General Partner as soon as possible in subsequent periods to the extent that doing so would not violate the limitations provided for in this paragraph. If the General Partner reasonably anticipates or realizes that a distribution to such holder on any Preferred Unit Distribution Payment Date might cause such partner to be distributed cash in respect of more than 19.9% of the total Net Income allocated to the Capital Accounts of the partners in accordance with Section 704(b) of the Internal Revenue Code for any taxable year (or any portion thereof in which the relative interests of the partners have varied from their relative interests for an immediately preceding and/or immediately succeeding portion thereof), the General Partner may withhold all or a portion of such distribution to the extent appropriate to satisfy the provisions of this paragraph 5(a).

     (b) Notwithstanding any other provision of the Partnership Agreement (as amended), if the ceiling provision set forth in paragraph 5(a) hereof causes income which would otherwise be allocated to any holder to be allocated to the General Partner, the cash otherwise distributable to such holder in respect of such reallocated income shall be reduced by an amount equal to such reallocated income. If, by application of this paragraph 5, such holder is distributed less cash for any period than the amount to which it would otherwise be entitled, an amount equal to such shortfall shall be made up by distributing cash to such Partner, on the first Preferred Unit Distribution Payment Date following each period for which income is allocated to such Partner pursuant to the penultimate sentence of the immediately preceding paragraph, in an amount equal to the income so allocated. Solely for purposes of this paragraph 5(b), income shall be deemed to be allocated immediately prior to each Preferred Unit Distribution Payment Date.


     Section 6.  LIQUIDATION PROCEEDS.

     (a) Upon any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the Partnership, distributions on the Series C Preferred Units shall be made in accordance with Section 8.2 of the Partnership Agreement.

     (b) NOTICE. Written notice of any such voluntary or involuntary liquidation, dissolution or winding-up of the Partnership, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by
(i) fax and (ii) by first class mail, postage pre-paid, not less than twenty 20 and not more than sixty (60) days prior to the payment date stated therein, to each record holder of the Series C Preferred Units at the respective addresses of such holders as the same shall appear on the transfer records of the Partnership.

     (c) NO FURTHER RIGHTS. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series C Preferred Units will have no right or claim to any of the remaining assets of the Partnership.

     (d) CONSOLIDATION, MERGER OR CERTAIN OTHER TRANSACTIONS. The consolidation or merger of the Partnership with or into any other corporation, trust, partnership, limited liability company or other entity (or of any other corporation, trust, partnership, limited liability company or other entity with or into the Partnership), or the sale, lease, exchange, transfer or conveyance of all or substantially all of the property or business of the Partnership shall not be deemed to constitute a liquidation, dissolution or winding-up of the Partnership.

     Section 7.  OPTIONAL REDEMPTION.

     (a) RIGHT OF OPTIONAL REDEMPTION. The Series C Preferred Units may not be redeemed prior to the fifth (5th) anniversary of the issuance date. On or after such date, the Partnership at its sole option shall have the right to redeem the Series C Preferred Units, in whole or in part, at any time or from time to time, upon not less than thirty (30) nor more than sixty (60) days' written notice, at a redemption price, payable in cash, equal to the Capital Account balance of the holders of Series C Preferred Units (the "Series C Redemption Price"); provided, however, that no redemption pursuant to this Section 7 will be permitted if the Redemption Price does not equal or exceed the original Capital Contribution of such holder plus the cumulative Priority
Return, whether or not declared, to the redemption date to the extent not previously distributed. If fewer than all of the outstanding
Series C Preferred Units are to be redeemed, the Series C Preferred Units to be redeemed shall be selected pro rata (as nearly as practicable without creating fractional units).

     (b)  LIMITATION ON REDEMPTION.

          (i) The Redemption Price of the Series C Preferred Units (other than the portion thereof consisting of accumulated but unpaid distributions) will be payable solely out of the sale proceeds of capital stock of the General Partner, which will be contributed by the General Partner to the Partnership as additional capital contribution, or out of the sale of limited partner interests in the Partnership and from no other source. For purposes of the preceding sentence, "capital stock" means any equity securities (including Common Shares and Preferred Shares (as such terms are defined in the Charter)), shares, participation or other ownership interests (however designated) and any rights (other than debt securities convertible into or exchangeable for equity securities) or options to purchase any of the foregoing.

          (ii) The Partnership may not redeem fewer than all of the outstanding Series C Preferred Units unless all accumulated and unpaid distributions have been paid or contemporaneously are authorized and paid (or authorized and a sum sufficient for the full payment thereof is irrevocably deposited in trust for immediate payment) on all Series C Preferred Units for all quarterly distribution periods terminating on or prior to the date of redemption.

     (c)  PROCEDURES FOR REDEMPTION.

          (i) Notice of redemption will be (A) faxed, and (B) mailed by the Partnership, by certified mail, postage prepaid, not less than thirty (30) nor more than sixty (60) days prior to the redemption date, addressed to the respective holders of record of the Series C Preferred Units at their respective addresses as they appear on the records of the Partnership. No failure to give or defect in such notice or in the transmission thereof shall affect the validity of the proceedings for the redemption of any Series C Preferred Units except as to the holder to whom such notice was defective or not given or received. In addition to any information required by law, each such notice shall state: (1) the redemption date, (2) the Redemption Price, (3) the aggregate number of Series C Preferred Units to be redeemed and if fewer than all of the outstanding Series C Preferred Units are to be redeemed, the number of Series C Preferred Units to be redeemed held by such holder, which number shall equal such holder's pro rata share (based on the percentage of the aggregate number of outstanding Series C Preferred Units the total number of Series C Preferred Units held by such holder represents) of the aggregate number of Series C Preferred Units to be redeemed, (4) the place or places where the Series C Preferred Units are to be surrendered for payment of the Redemption Price, (5) that distributions on the Series C Preferred Units to be redeemed will cease to accumulate on such redemption date and (6) that payment of the Redemption Price will be made upon presentation and surrender of such Series C Preferred Units.

          (ii) If the Partnership gives a notice of redemption in respect of Series C Preferred Units (which notice will be irrevocable) then, by 12:00 noon, New York City time, on the redemption date, the Partnership will deposit irrevocably in trust for the benefit of the Series C Preferred Units being redeemed funds sufficient to pay the applicable Redemption Price and will give irrevocable instructions and authority to pay such Redemption Price to the holders of the Series C Preferred Units upon surrender of the Series C Preferred Units by such holders at the place designated in the notice of redemption. If the Series C Preferred Units are evidenced by a certificate and if fewer than all Series C Preferred Units evidenced by any certificate are being redeemed, a new certificate shall be issued upon surrender of the certificate evidencing all Series C Preferred Units, evidencing the unredeemed Series C Preferred Units without cost to the holder thereof. On and after the date of redemption, distributions will cease to accumulate on the Series C Preferred Units or portions thereof called for redemption, unless the Partnership defaults in the payment thereof. If any date fixed for redemption of Series C Preferred Units is not a Business Day, then payment of the Redemption Price payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay) except that, if such Business Day falls in the next calendar year, such payment will be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date fixed for redemption. If payment of the Redemption Price is improperly withheld or refused and not paid by the Partnership, distributions on such Series C Preferred Units will continue to accumulate from the original redemption date to the date of payment, in which case the actual payment date will be considered the date fixed for redemption for purposes of calculating the applicable Redemption Price.

     Section 8.  VOTING RIGHTS.

     (a) GENERAL. Holders of the Series C Preferred Units will not have any voting rights or right to consent to any matter requiring the consent or approval of the Limited Partners, except as set forth below.

     (b) CERTAIN VOTING RIGHTS. So long as any Series C Preferred Units remain outstanding, the Partnership shall not, without the affirmative vote of the holders of at least two-thirds of the Series C Preferred Units outstanding at the time (i) (A) authorize or create, or increase the authorized or issued amount of, any class or series of Partnership Interests senior to the Series C Preferred Units with respect to payment of distributions or rights upon liquidation, dissolution or winding-up, (B) reclassify any Partnership Interests of the Partnership into any such senior Partnership Interest, or (C) create, authorize or issue any obligations or security convertible into or evidencing the right to purchase any such senior Partnership Interests, (ii) (A) authorize or create, or increase the authorized or issued amount of any Parity Preferred Units, (B) reclassify any Partnership Interest into a Parity Preferred Unit, or (C) create, authorize or issue any obligations or security convertible into or evidencing the right to purchase any Parity Preferred Unit; provided, that restrictions contained in this clause (ii) of this Paragraph (b) shall apply only to Parity Preferred Units that are issued to an Affiliate of the Partnership other than on arm's length terms; and to no other issuance, including, without limitation, an issuance to the General Partner, the purpose of which is to allow the General Partner to issue corresponding preferred Shares to persons who are not Affiliates of the Partnership or (iii) either (A) consolidate or merge into or with any corporation or other entity or (B) amend, alter or repeal the provisions of the Partnership Agreement, whether by merger or consolidation or otherwise, in such a way that would materially and adversely affect the powers, special rights, preferences, privileges or voting power of the Series C Preferred Units or the holders thereof; provided, however, that with respect to the occurrence of a merger or consolidation, so long as (1) the Partnership is the surviving entity and the Series C Preferred Units remain outstanding with the terms thereof unchanged, or (2) the resulting, surviving or transferee entity is a partnership, limited liability company or other pass-through entity organized under the laws of any state, and such entity substitutes for the Series C Preferred Units other interests in such entity having substantially the same terms and rights as the Series C Preferred Units, including with respect to distributions, voting rights and rights upon liquidation, dissolution or winding-up, then the occurrence of any such event shall not be deemed to materially and adversely affect the rights, privileges or voting powers of the holders of the Series C Preferred Units; provided, further, that any increase in the amount of Partnership Interests or the creation or issuance of any other class or series of Partnership Interests, shall not be deemed to materially and adversely affect the rights, preferences, privileges or voting powers of the Series C Preferred Units, if such Partnership Units rank (y) junior to the Series C Preferred Units with respect to payment of distributions or the distribution of assets upon liquidation, dissolution or winding up, or (z) on a parity with the Series C Preferred Units with respect to payment of distributions or the distribution of assets upon liquidation, dissolution or winding-up; provided, that any Preferred Units issued in reliance on the preceding clause (z) shall have been issued to an Affiliate of the Partnership on arm's length terms, or to the General Partner in order to allow the General Partner to issue corresponding preferred Shares to persons who are not Affiliates of the Partnership. In the event of any conflict or inconsistency between this Section 8 and Article XIV of the Partnership Agreement, this Section 8 shall control.

     Section 9. TRANSFER RESTRICTIONS. The Series C Preferred Units shall be subject to the provisions of Article IX of the Partnership Agreement, provided, however that (a) the General Partner shall act reasonably in exercising its discretion pursuant to the provisions of Sections 9.2(a) and 9.2(c) and shall not withhold its consent to any transfer to any Person, and the admission of such Person as a Substituted Limited Partner, which Person does not violate the requirements of Section 9.3 and such transfers do not cause the total number of holders of Series C Preferred Units which would be considered partners under Treasury Regulation Section 1.7704-1(h)(3), at any time the Partnership is satisfying the private placement safe harbor of Treasury Regulation Section 1.7704-1(h) to exceed the lesser of (i)
(A) four (4) through December 31, 2000 and (B) six (6) after December 31, 2000 and (ii) the maximum number that would permit the Partnership to continue to satisfy such safe harbor (but substituting "90" for "100" in assessing the status of such safe harbor) and (b) the term "transfer" when used in Article IX shall not be deemed to include any exchange pursuant to Section 10 below.

     Section 10.  EXCHANGE RIGHTS.

     (a)  RIGHT TO EXCHANGE.

          (i) Series C Preferred Units will be exchangeable in whole or in part at anytime on or after the tenth (10th) anniversary of the date of issuance, at the option of the holders thereof, for authorized but previously unissued shares of 9.125% Series C Cumulative Redeemable Preferred Shares of the General Partner (the "Series C Preferred Shares") at an exchange rate of one Series C Preferred Share for one Series C Preferred Unit, subject to adjustment as described below (the "Exchange Price"), provided that the Series C Preferred Units will become exchangeable at any time, in whole or in part, at the option of the holders of Series C Preferred Units for Series C Preferred Shares if at any time full distributions shall not have been timely made on any Series C Preferred Unit with respect to six (6) prior quarterly distribution periods, whether or not consecutive, provided, however, that a distribution in respect of Series C Preferred Units shall be considered timely made if made within two (2) Business Days after the applicable Preferred Unit Distribution Payment Date if at the time of such late payment there shall not be any prior quarterly distribution periods in respect of which full distributions were not timely made or upon receipt by a holder or holders of Series C Preferred Units of (1) notice from the General Partner that the General Partner or a Subsidiary of the General Partner has taken the position that the Partnership is, or upon the occurrence of a defined event in the immediate future will be, a PTP and (2) an opinion rendered by an outside nationally recognized independent counsel familiar with such matters addressed to a holder or holders of Series C Preferred Units, that the Partnership is or likely is, or upon the occurrence of a defined event in the immediate future will be or likely will be, a PTP. In addition, the Series C Preferred Units may be exchanged for Series C Preferred Shares, in whole or in part, at the option of any holder prior to the tenth (10th) anniversary of the issuance date and after the third (3rd) anniversary thereof if such holder of a Series C Preferred Units shall deliver to the General Partner either (i) a private letter ruling addressed to such holder of Series C Preferred Units or (ii) an opinion of independent counsel reasonably acceptable to the General Partner based on the enactment of temporary or final Treasury Regulations or the publication of a Revenue Ruling, in either case to the effect that an exchange of the Series C Preferred Units at such earlier time would not cause the Series C Preferred Units to be considered "stock and securities" within the meaning of section 351(e) of the Code for purposes of determining whether the holder of such Series C Preferred Units is an "investment company" under section 721(b) of the Code if an exchange were to occur at such time. Furthermore, the Series C Preferred Units may be exchanged in whole but not in part by any holder thereof which is a real estate investment trust within the meaning of Sections 856 through 859 of the Code for Series C Preferred Shares (but only if the exchange in whole may be accomplished consistently with the ownership limitations set forth under Article VII of the Charter (taking into account exceptions thereto and exemptions therefrom)) if at any time, (i) the Partnership reasonably determines that the assets and income of the Partnership for a taxable year after 2000 would not satisfy the income and assets tests of Section 856 of the Code for such taxable year if the Partnership were a real estate investment trust within the meaning of the Code or
(ii) any such holder of Series C Preferred Units shall deliver to the Partnership and the General Partner an opinion of independent counsel reasonably acceptable to the General Partner to the effect that, based on the assets and income of the Partnership for a taxable year after 2000, the Partnership would not satisfy the income and assets tests of
Section 856 of the Code for such taxable year if the Partnership were a real estate investment trust within the meaning of the Code and that such failure would create a meaningful risk that a holder of the Series C Preferred Units would fail to maintain qualification as a real estate investment trust. In addition, the Series C Preferred Units may be exchanged for Series C Preferred Share, in whole or in part, at the option of any holder that is not a corporation (a "non-corporate holder") if both (a) such non-corporate holder concludes based on results or projected results that there exists (in the reasonable judgment of the holder) an imminent and substantial risk that the holder's interest in the Partnership will represent more than 19.9% of the total profits or capital interests in the Partnership (determined in accordance with Treasury regulations Section 1.731-2(e)(4)) for a taxable year (or portion thereof), and (b) the non-corporate holder delivers to the General Partner an opinion of nationally recognized independent counsel to the effect that there is an imminent and substantial risk that the holder's interest in the Partnership will represent more than 19.9% of the total profits or capital interests in the Partnership (determined in accordance with Treasury regulations
Section 1.731-2(e)(4)) for a taxable year (or portion thereof in which the relative interests of the Partners may vary from their relative interests for an immediately preceding and/or immediately succeeding portion thereof).

          (ii)  Notwithstanding anything to the contrary set forth in
Section 10(a)(i) hereof, if an Exchange Notice (as defined herein) has been delivered to the General Partner, then the General Partner may, at its option, elect to redeem or cause the Partnership to redeem all or a portion of the outstanding Series C Preferred Units for cash in an amount equal to the original Capital Contribution per Series C Preferred Unit plus all accrued and unpaid distributions thereon to the date of redemption. The General Partner may exercise its option to redeem the Series C Preferred Units for cash pursuant to this Section 10(a)(ii) hereof by giving each holder of record of Series C Preferred Units notice of its election to redeem for cash, within ten (10) Business Days after receipt of the Exchange Notice, by (m) fax, and (n) registered mail, postage paid, at the address of each holder as it may appear on the records of the Partnership stating (A) the redemption date, which shall be no later than sixty (60) days following the receipt of the Exchange Notice, (B) the redemption price, (C) the place or places where the Series C Preferred Units are to be surrendered for payment of the redemption price, (D) that distributions on the Series C Preferred Units will cease to accrue on such redemption date; (E) that payment of the redemption price will be made upon presentation and surrender of the Series C Preferred Units and (F) the aggregate number of Series C Preferred Units to be redeemed, and if fewer than all of the outstanding Series C Preferred Units are to be redeemed, the number of Series C Preferred Units to be redeemed held by such holder, which number shall equal such holder's pro-rata share (based on the percentage of the aggregate number of outstanding Series C Preferred Units the total number of Series C Preferred Units held by such holder represents) of the aggregate number of Series C Preferred Units being redeemed.

          (iii) In the event an exchange of all or a portion of Series C Preferred Units pursuant to Section 10(a)(i) hereof would violate the provisions on ownership limitation of the General Partner set forth in
Article VII of the Charter with respect to the Series C Preferred Shares, the General Partner shall give written notice thereof to each holder of record of Series C Preferred Units, within five (5) Business Days following receipt of the Exchange Notice, by (m) fax, and (n) registered mail, postage prepaid, at the address of each such holder set forth in the records of the Partnership. In such event, each holder of Series C Preferred Units shall be entitled to exchange, pursuant to the provision of Section 10(b) a number of Series C Preferred Units which would comply with the provisions on the ownership limitation of the General Partner set forth in Article VII of the Charter and any Series C Preferred Units not so exchanged (the "Excess Units") shall be redeemed by the Partnership for cash in an amount equal to the original Capital Contribution per Excess Unit, plus any accrued and unpaid distributions thereon, whether or not declared, to the date of redemption. The written notice of the General Partner shall state (A) the number of Excess Units held by such holder, (B) the redemption price of the Excess Units, (C) the date on which such Excess Units shall be redeemed, which date shall be no later than sixty (60) days following the receipt of the Exchange Notice, (D) the place or places where such Excess Units are to be surrendered for payment of the Redemption Price, (E) that distributions on the Excess Units will cease to accrue on such redemption date, and (F) that payment of the redemption price will be made upon presentation and surrender of such Excess Units. In the event an exchange would result in Excess Units, as a condition to such exchange, each holder of such units agrees to provide representations and covenants reasonably requested by the General Partner relating to (1) the widely held nature of the interests in such holder, sufficient to assure the General Partner that the holder's ownership of shares of beneficial interest of the General Partner (without regard to the limits described above) will not cause any individual to Beneficially Own in excess of the Ownership Limit (all as defined in the Charter); and (2) to the extent such holder can so represent and covenant without obtaining information from its owners, the holder's ownership of tenants of the Partnership and its affiliates.

          (iv) The redemption of Series C Preferred Units described in Sections 10(a)(ii) and (iii) hereof shall be subject to the provisions of Sections 7(b)(i) and 7(c)(ii) hereof; provided, however, that the term "Redemption Price" in such Section shall be read to mean the original Capital Contribution per Series C Preferred Unit being redeemed plus all accrued and unpaid distributions to the redemption date.

     (b)  PROCEDURE FOR EXCHANGE.

          (i) Any exchange shall be exercised pursuant to a notice of exchange (the "Exchange Notice") delivered to the General Partner by the holder who is exercising such exchange right, by (A) fax and (B) by certified mail postage prepaid. The exchange of Series C Preferred Units, or a specified portion thereof, may be effected after the fifth
(5th) Business Day following receipt by the General Partner of the Exchange Notice by delivering certificates, if any, representing such Series C Preferred Units to be exchanged together with, if applicable, written notice of exchange and a proper assignment of such Series C Preferred Units to the office of the General Partner maintained for such purpose. Currently, such office is:

                             65 Valley Stream Parkway
                             Malvern, Pennsylvania 19355.

               Each exchange will be deemed to have been effected immediately prior to the close of business on the date on which such Series C Preferred Units to be exchanged (together with all required documentation) shall have been surrendered and notice shall have been received by the General Partner as aforesaid and the Exchange Price shall have been paid. Any Series C Preferred Shares issued pursuant to this Section 10 shall be delivered as shares which are duly authorized, validly issued, fully paid and nonassessable, free of pledge, lien, encumbrance or restriction other than those provided in the Charter, the Bylaws of the General Partner, the Securities Act and relevant state securities or blue sky laws.

          (ii) In the event of an exchange of Series C Preferred Units for shares of Series C Preferred Shares, an amount equal to the accrued and unpaid distributions, whether or not declared, to the date of exchange on any Series C Preferred Units tendered for exchange shall
(A) accrue on the Series C Preferred Shares into which such Series C Preferred Units are exchanged, and (B) continue to accrue on such Series C Preferred Units, which shall remain outstanding following such exchange, with the General Partner as the holder of such Series C Preferred Units. Notwithstanding anything to the contrary set forth herein, in no event shall a holder of a Series C Preferred Unit that was validly exchanged into Series C Preferred Shares pursuant to this
Section 10 (other than the General Partner now holding such Series C Preferred Unit), receive a cash distribution out of Available Cash of the Partnership, if such holder, after exchange, is entitled to receive a distribution out of Available Cash with respect to the Series C Preferred Shares for which such Series C Preferred Unit was exchanged or redeemed.

          (iii) Fractional shares of Series C Preferred Shares are not to be issued upon exchange but, in lieu thereof, the General Partner will pay a cash adjustment based upon the fair market value of the Series C Preferred Shares on the day prior to the exchange date as determined in good faith by the Board of Directors of the General Partner.

     (c)  ADJUSTMENT OF EXCHANGE PRICE.

          (i) The Exchange Price is subject to adjustment upon certain events, including, (A) subdivisions, combinations and reclassification of the Series C Preferred Shares, and (B) distributions to all holders of Series C Preferred Shares of evidence of indebtedness of the General Partner or assets (including securities, but excluding dividends and distributions paid in cash out of equity applicable to Series C Preferred Shares).

          (ii) In case the General Partner shall be a party to any transaction (including, without limitation, a merger, consolidation, statutory share exchange, tender offer for all or substantially all of the General Partner's capital stock or sale of all or substantially all of the General Partner's assets), in each case as a result of which the Series C Preferred Shares will be converted into the right to receive shares of capital stock, other securities or other property (including cash or any combination thereof), each Series C Preferred Unit will thereafter be exchangeable into the kind and amount of shares of capital stock and other securities and property receivable (including cash or any combination thereof) upon the consummation of such transaction by a holder of that number of Series C Preferred Shares or fraction thereof into which one Series C Preferred Unit was exchangeable immediately prior to such transaction. The General Partner may not become a party to any such transaction unless the terms thereof are consistent with the foregoing.

     (d) NO RIGHTS UNDER ARTICLE XI. Holders of Series C Preferred Units shall not be entitled to any "Rights" provided to Limited
Partners pursuant to Article XI of the Partnership Agreement.

     Section 11. NO CONVERSION RIGHTS. The holders of the Series C Preferred Units shall not have any rights to convert such shares into shares of any other class or series of shares or into any other securities of, or interest in, the Partnership.

     Section 12. NO SINKING FUND. No sinking fund shall be established for the retirement or redemption of Series C Preferred Units.

     Section 13.  ADMISSION OF LIMITED PARTNERS; EXHIBITS TO
PARTNERSHIP.  In accordance with Section 4.1 of the Partnership
Agreement, Montebello is hereby admitted as an Additional Partner. Exhibit A to the Partnership Agreement is hereby amended to reflect the issuance of the Series C Preferred Units provided for herein.

     Section 14. MISCELLANEOUS. The parties hereto agree that the holders of Series C Preferred Units shall not be deemed "Limited
Partners" for the purpose of calculating the ownership level of limited partners as contemplated by Section 7.2 of the Partnership Agreement.

     Section 15. REAFFIRMATION. Except as modified herein, all terms and conditions of the Partnership Agreement shall remain in full force and effect, which terms and conditions the General Partner hereby ratifies and affirms.

     In witness whereof, this Amendment has been executed as of the date first above written.

                             GENERAL PARTNER

                             LIBERTY PROPERTY TRUST


                             By:
                             ------------------------------------------
                             Name:
                             Title:


                             ADDITIONAL LIMITED PARTNER

                             MONTEBELLO REALTY CORP.


                             By:
                             ------------------------------------------
                             Name:
                             Title: